Exhibit 99.1

November 30, 2021

RE:	DiVall Insured Income Properties 2, L.P.
Third Party Tender Offer

Ladies and Gentlemen:

On or about November 16, 2021, CMG Partners, LLC and its affiliates (collectively, the “Bidder”) distributed an Agreement of Assignment and Transfer to limited partners (“Limited Partners”) of DiVall Insured Income Properties 2, L.P. (the “Partnership”), for the purpose of making a third-party tender offer to purchase up to 4.0% of the outstanding limited partnership units of the Partnership (“Units”), at a purchase price equal to $270 per Unit, less transfer fees of $50 per investor and less any distributions paid by the Partnership on or after November 16, 2021 (the “Offer”). A copy of the Offer was first delivered to the Partnership on November 29, 2021. Because the Offer seeks less than 4.9% of the outstanding Units, the Bidder did not file a Schedule TO with the Securities and Exchange Commission (“SEC”).

Pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Partnership is obligated to take a position with respect to the Offer. Historically, in response to prior “mini-tender offers”, the Partnership has remained neutral. In contrast, the Partnership does not recommend or endorse the current Offer. In view of the current estimated Net Unit Value (the “NUV”) of each Unit (as further detailed in Section 2 below), the Partnership recommends that Limited Partners not tender their Units in the Offer.

The Partnership believes it is important that its Limited Partners understand the following information when considering the Offer or any other unsolicited offer, as outlined in more detail in recent quarterly newsletters.

1. From the newsletter dated 2/15/21:

a.	UNIT PURCHASE SOLICITATIONS “As we have often advised over almost three decades, if someone is offering to buy your units, they see intrinsic value and strong future profits for themselves. Recently, one of the unsolicited offers reflected a discount of over 60% to the above reported NUV (including clever cut-off dates to capture seller earned, but yet unpaid distributions). Although, we would never presume to stand in the way of a limited partner creating liquidity for themselves; we would encourage patience if holding your units through liquidation is an available personal option.”

2. From the newsletter dated 5/15/21:

a.	TRIPLE NET LEASES PROVIDE HEDGE FOR INFLATION “The beauty of triple net leases with percentage rent terms is that we participate in increased pricing reflected in sales even if volumes are consistent. Our Wendy’s participation is 7% for all stores. The Applebee’s is 6%. If 2021 continues its current strong sales trends, the additional rent due from our percentage participation should be attractive to a future buyer.”

3. From the newsletter dated 11/15/21:

a.	SALES BEYOND EXPECTATIONS As you are aware, we extended six (6) of our eight (8) Wendy’s leases and converted $500,000 of annual percentage rents to base rent effective January 1, 2021. The higher fixed rents through 2040 increased net unit values in 2020 by approximately $100/unit. Our total percentage rents prior to extensions were around $600,000. So, if sales remained constant between years, we would have expected $100,000 in percentage rents for 2021. However, sales at the Wendy’s have been off the charts. For the nine months ended September 30, 2021, combined store sales have already exceed the combined “annual” breakpoints triggering our 7% participation in excess (over breakpoint) sales. Our new percentage rent expectation for 2021 exceeds $300,000, which would be part of the February 15, 2022, distribution.

b.	BRAKES 4 LESS SOLD Our only non-restaurant property, Brakes 4 Less, was sold on October 29th. The appraised value included in the last partnership net unit values was $800,000 (before closing costs). Our proceeds, net of closing costs, will exceed $800,000, which will be distributed February 15, 2022.

In summary, if you tender your limited partner units to CMG Partners, LLC, you will sell at a significant discount to net asset value and you will miss out on your share of a $1,200,000 ($25.92/unit) distribution expected to be paid on or about February 15, 2022.

Once again, you are not required to tender your Units to the Bidder, and the Partnership recommends that you not tender your Units.

In the event you have questions or require additional information, please feel free to contact DiVall Investor Relations at the address or number(s) below:

MAIL:	DiVall Investor Relations
c/o Phoenix American Financial Services, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

PHONE:	1-(844)-932-1769

FAX:	1-(415)-485-4553

Sincerely,

The Provo Group Inc., As General Partner of

DiVall Insured Income Properties 2, LP

By:	/s/ Bruce A. Provo
Bruce A. Provo, President